Amendment One
To
Rights Agreement

This Amendment One to Rights Agreement (this “Amendment”) is dated as of August 26, 2008, between Central Pacific Financial Corp., a Hawaii corporation (the “Company”) and Wells Fargo Bank N.A., a national bank (the “Rights Agent”).

Recitals

A.
On August 26, 1998, the Company, which was formerly known as CPB, Inc. and ChaseMellon Shareholder Services, a limited liability company organized under the laws of the State of New Jersey, as rights agent, entered into a Rights Agreement (the “Rights Agreement”) in order to set forth provisions relating to the dividend of one preferred share purchase right (a “Right”) for each Common Share (as defined in the Rights Agreement) of the Company outstanding on September 16, 1998.  Unless otherwise defined herein, the capitalized terms in this Amendment shall have the same meaning as set forth in the Rights Agreement.

B.	On November 1, 2005, the Rights Agent became the successor Rights Agent under the Rights Agreement.

C.	Under Section 7(a)(i) of the Rights Agreement, the Rights expire on August 26, 2008 unless action is taken by the Company to extend their expiration date.

D.
The Board of Directors of the Company (the “Board”) believes it is in the best interest of the Company and its shareholders to amend the Rights Agreement to extend the expiration date of the Rights to August 26, 2009, in order to provide the Company time to consider adopting a new Rights Agreement to replace the Rights Agreement, or amending and/or extending the Rights Agreement, which new rights agreement or amended/extended Rights Agreement would be presented for shareholder approval at the Corporation’s 2009 annual shareholders’ meeting; and, thus the Board has approved this Amendment.

E.	It is the intent of the parties by this Amendment to extend the term of the Rights to August 26, 2009.

Amendment

In consideration of the premises and the mutual agreements herein set forth, the parties agree as follows:

1.
Amendment to Rights Agreement.  The Final Expiration Date as set forth in Section 7(a)(i) of the Rights Agreement shall be extended to August 26, 2009.  Accordingly, Section 7(a) shall be amended and restated to read as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth (1/100th) of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on August 26, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

2.
Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Hawaii and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely with such State, without regard to any conflicts of laws, principles thereof; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance of the State of New York applicable to contracts made and to be performed entirely within such State.

3.
Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and such counterparts shall together constitute but one and the same instrument.  Facsimile and electronically transmitted signatures shall have the same force and effect as original signatures.

4.	No Further Amendment. Except as specifically amended above, the terms and provisions of the Rights Agreement shall remain otherwise unchanged and in full force and effect.

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Central Pacific Financial Corp.	Wells Fargo Bank N.A

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